Exhibit 10.1

August 4, 2026

Rob Vitale
Via email to XXXXXXXX

Dear Rob:
I am pleased to offer you the terms of your new role as Executive Chairman, reporting to the Board of Directors. As already announced, your new role will begin effective October 1, 2026. The main components of your compensation and benefits would consist of:
•Annual gross base salary: $1,287,500, subject to periodic review and adjustment.
•Short-term incentive (STI): Your STI target will be 50% of your annual gross base salary. STI payout is expected to be subject to achievement based on Adjusted EBITDA for fiscal 2027, similar to other executives, and subject to the complete terms of the Post Holdings, Inc. Senior Management Bonus Program.
•Long-term incentive (LTI): LTI is currently provided through a combination of time-vested, restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”), subject to your continued employment on the grant and vesting dates. All equity awards are subject to the complete terms of the Post Holdings, Inc. Amended & Restated 2021 Long-Term Incentive Plan (or any successor LTIP) and the applicable award agreement. Your annualized level for LTIP awards will be approximately $2,068,750. Your fiscal year 2027 grants will be awarded as follows:
o$1,034,375 in time-based vesting RSUs.
o$1,034,375 in performance based restricted stock units (“TSR PRSUs”), vesting from 0% to 260% based on Post’s total shareholder return vs. peer set at the end of the three-year performance period.
•Employee benefits: There will be no change to your eligibility to participate in Post’s health and welfare benefit plans, including medical, dental, vision, life insurance, accidental death and dismemberment and short-term disability plans, the Post Holdings, Inc. Savings Investment Plan, and the Supplemental Executive Retirement Plan (“SERP”). Your SERP credits will continue at the same percentages of compensation. You will continue to participate in the Post Holdings, Inc. Executive Severance Plan. Employee benefit programs are subject to the complete terms of the plan documents and may be amended from time to time.
The benefits programs listed above, including any incentive programs, may be modified or terminated in whole or part by the company at any time.  Your employment will continue to be “at will.”
Please accept this offer of employment by signing and returning this offer letter via email to Diedre no later than Thursday, August 6, 2026.

Very truly yours,
/s/ David P. Skarie
David P. Skarie
Chairman, Corporate Governance and Compensation Committee of the Board
Post Holdings, Inc.

I acknowledge and agree to the terms set forth above and enclosed:

/s/ Robert V. Vitale	Date	8/5/2026

Robert V. Vitale